Exhibit 99.1

THE WENDY’S COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Dublin, Ohio (March 1, 2022) - The Wendy’s Company (Nasdaq: WEN) today reported results for the fourth quarter and fiscal year ended January 2, 2022.

“2021 was a breakthrough year, as evidenced by significant growth across our business,” President and Chief Executive Officer Todd Penegor said. “Global same-restaurant sales accelerated to double digits on a one- and two-year basis, Company restaurant margins expanded by almost 200 basis points, and we opened more than 200 restaurants, highlighting the success of our strong brand and aligned system. In 2022, we are planning to deliver another year of accelerated growth across our three long-term growth pillars: significantly building our breakfast daypart, accelerating our digital business, and expanding our footprint across the globe. With focus on executing our key priorities and maintaining the momentum in our business, our future is bright and I am confident that we will continue to make meaningful progress towards achieving our vision of becoming the world’s most thriving and beloved restaurant brand.”

Fourth Quarter and Full Year 2021 Summary

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Operational Highlights	Fourth Quarter		Full Year
	2021	2020	2021	2020
Systemwide Sales Growth(1)
U.S.	(0.7)%	14.2%	8.6%	4.8%
International(2)	13.5%	5.5%	20.7%	(5.5)%
Global	0.8%	13.2%	9.8%	3.7%
Same-Restaurant Sales Growth(1)
U.S.	6.1%	5.5%	9.2%	2.0%
International(2)	18.1%	(2.3)%	17.6%	(6.0)%
Global	7.3%	4.7%	10.0%	1.2%
Systemwide Sales (In US$ Millions)(3)
U.S.	$2,775	$2,795	$11,111	$10,231
International(2)	$367	$323	$1,397	$1,107
Global	$3,141	$3,118	$12,507	$11,339
Restaurant Openings
U.S. - Total / Net	54 / 37	25 / 7	123 / 57	98 / 29
International - Total / Net	27 / 21	26 / 7	87 / 64	49 / 11
Global - Total / Net	81 / 58	51 / 14	210 / 121	147 / 40
Global Reimaging Completion Percentage			72%	64%

(1) Systemwide sales growth and same-restaurant sales growth are calculated on a constant currency basis and include sales by both Company-operated and franchise restaurants. 2020 includes the impact of a 53rd operating week for systemwide sales growth but excludes the impact of a 53rd operating week for same-restaurant sales growth.

(2) Excludes Venezuela and Argentina.

(3) Systemwide sales include sales at both Company-operated and franchise restaurants.

Financial Highlights	Fourth Quarter(1)			Full Year(1)
	2021	2020	B / (W)	2021	2020	B / (W)

(In Millions Except Per Share Amounts)	(Unaudited)			(Unaudited)
Total Revenues	$473.2	$474.3	(0.2)%	$1,897.0	$1,733.8	9.4%
Adjusted Revenues(2)	$373.4	$382.1	(2.3)%	$1,507.5	$1,400.2	7.7%
Company-Operated Restaurant Margin	14.5%	17.6%	(3.1)%	16.7%	14.9%	1.8%
General and Administrative Expense	$64.4	$59.3	(8.5)%	$243.0	$206.9	(17.4)%
Operating Profit	$76.9	$78.6	(2.1)%	$367.0	$269.3	36.3%
Net Income	$52.1	$38.7	34.6%	$200.4	$117.8	70.1%
Adjusted EBITDA	$102.7	$114.5	(10.3)%	$467.0	$420.1	11.2%
Reported Diluted Earnings Per Share	$0.24	$0.17	41.2%	$0.89	$0.52	71.2%
Adjusted Earnings Per Share	$0.16	$0.17	(5.9)%	$0.82	$0.57	43.9%
Cash Flows from Operations				$345.8	$284.4	21.6%
Capital Expenditures				$(78.0)	$(69.0)	(13.0)%
Free Cash Flow(3)				$263.0	$163.4	61.0%

(1)	The fourth quarter and full-year 2020 results included the impact of a 53rd operating week, which affects all fourth quarter and full-year comparisons to 2021.
(2)	Total revenues less advertising funds revenue.
(3)	Cash flows from operations minus capital expenditures, the impact of our advertising funds and cash paid for taxes related to the disposition of the New York market in Q2 2021.

53rd Week Impact

The fourth quarter and full-year 2020 results included the impact of a 53rd operating week, which affects all fourth quarter and full-year comparisons to 2021. The 53rd week resulted in the following impacts in 2020:

•	~7% and ~2% increase to Global systemwide sales in the fourth quarter and full-year respectively

•	~$8 million increase to franchise royalties

•	~$6 million increase to advertising revenue

•	~$14 million in incremental Company-operated restaurant sales; ~$2.5 million increase to Company-operated restaurant margin

•	~$2.5 million increase to general and administrative expense

•	~$8 million in incremental operating profit

•	~$2 million increase to interest expense

Full Year Financial Highlights

Total Revenues

The increase in revenues was primarily driven by an increase in advertising funds, franchise royalty revenue, and sales at Company-operated restaurants, all of which were largely due to higher same restaurant sales. These items were also negatively impacted by lapping the 53rd operating week in 2020. Revenues also benefited from higher franchise fees.

Company-Operated Restaurant Margin

The increase in Company-operated restaurant margin was primarily the result of a higher average check, customer count increases, and lapping recognition pay during the second quarter in 2020. These increases were partially offset by labor rate increases and higher commodity costs.

General and Administrative Expense

The increase in general and administrative expense was primarily driven by higher incentive and stock compensation accruals and technology costs primarily related to the Company’s ERP implementation.

Operating Profit

The increase in operating profit resulted primarily from higher franchise royalty revenue and fees, system optimization gains primarily related to the sale of the New York market during the second quarter of 2021, and an increase in Company-operated restaurant margin. These increases were partially offset by higher general and administrative expense.

Net Income

The increase in net income resulted primarily from an increase in operating profit and a lower tax rate, largely as the result of a deferred tax benefit related to a change in state tax law. This was partially offset by a loss on early extinguishment of debt that the Company incurred as part of its debt refinancing completed in the second quarter of 2021.

Adjusted EBITDA

The increase in adjusted EBITDA resulted primarily from higher franchise royalty revenue and fees and an increase in Company-operated restaurant margin. These increases were partially offset by higher general and administrative expense, higher franchise support and other costs, and an incremental Company investment in breakfast advertising.

Adjusted Earnings Per Share

The increase in adjusted earnings per share was primarily driven by an increase in adjusted EBITDA, a lower tax rate, a decrease in interest expense, lower depreciation and amortization expense, and fewer shares outstanding as a result of the Company’s share repurchase program.

Free Cash Flow

The increase in free cash flow resulted primarily from higher net income, the timing of accrued compensation payments, the impact from the cash payment related to the settlement of the financial institutions case in January 2020, and the timing of collection of royalty receivables. These increases were partially offset by an increase in cash paid for income taxes and cash paid for cloud computing arrangements primarily related to the Company’s ERP implementation.

Fourth Quarter Financial Highlights

Total Revenues

The decrease in revenues was primarily driven by lapping the 53rd operating week in 2020 which resulted in an approximately $28 million impact. Excluding the impact of the 53rd operating week, revenues increased year over year driven by higher franchise fees, as well as an increase in franchise royalty revenue and advertising funds, both of which were largely due to higher same-restaurant sales. These increases were partially offset by lower sales at Company-operated restaurants which was primarily due to the sale of the New York market during the second quarter of 2021, and lower franchise rental income as the result of the Company’s acquisition of restaurants in the Florida market during the fourth quarter of 2021.

Company-Operated Restaurant Margin

The decrease in Company-operated restaurant margin was primarily the result of higher commodity costs, labor rate increases, and higher insurance costs. These decreases were partially offset by a higher average check and customer count increases.

General and Administrative Expense

The increase in general and administrative expense was primarily driven by higher incentive and stock compensation accruals.

Operating Profit

The decrease in operating profit resulted primarily from a decrease in Company-operated restaurant margin and higher franchise support and other costs. These decreases were partially offset by higher franchise royalty revenue and fees.

Net Income

The increase in net income resulted primarily from a lower tax rate, largely as the result of a deferred tax benefit related to a change in state tax law. Net income also benefited from lower interest expense as the result of the Company’s debt refinancing completed in the second quarter of 2021. These increases were partially offset by a decrease in operating profit.

Adjusted EBITDA

The decrease in adjusted EBITDA resulted primarily from a decrease in Company-operated restaurant margin, higher franchise support and other costs, higher general and administrative expense, and a decrease in net rental income. This was partially offset by higher franchise royalty revenue and fees.

Adjusted Earnings Per Share

The decrease in adjusted earnings per share was driven by a decrease in adjusted EBITDA. This decrease was partially offset by lower interest expense, lower depreciation and amortization expense, and fewer shares outstanding as a result of the Company’s share repurchase program.

Company Announces Acquisition of 93 Franchise-Operated Restaurants

In December 2021 the Company completed a transaction to acquire 93 franchise-operated restaurants in Florida for $128 million as part of the Company’s ongoing system optimization initiative. Following the acquisition, the Company operated 408 restaurants as of year-end. The Company remains committed to maintaining its ownership percentage of approximately 5% of all system restaurants.

Company Previously Declared Quarterly Dividend

On February 23, the Company announced the declaration and increase of its regular quarterly cash dividend to 12.5 cents per share, payable on March 15, 2022, to shareholders of record as of March 7, 2022. The number of common shares outstanding as of February 22, 2022 was approximately 215 million.

Company Completed $300 Million Share Repurchase Authorization; Board of Directors Approves a New $100 Million Share Repurchase Authorization

The Company repurchased 11.5 million shares for $267.7 million in 2021. The Company has repurchased 0.7 million shares thus far in the first quarter of 2022 which resulted in the completion of its $300 million share repurchase authorization that was set to expire in February 2022. This includes the completion of the $125 million accelerated share repurchase program launched in the fourth quarter of 2021.

The Company’s Board of Directors has approved a new $100 million share repurchase authorization, expiring in February 2023.

Company Previously Announced it is Evaluating a Potential Debt Raise Transaction

On January 18, the Company announced it is evaluating, subject to market and other conditions, a potential debt raise transaction within its securitized debt facility. If the Company proceeds with this transaction, it could be completed as early as the end of the first quarter of 2022. If completed, the Company expects to use the net proceeds from the transaction in accordance with its capital allocation policy, including investments to support the growth of the Wendy’s brand or the return of capital to shareholders through dividends and share repurchases.

2022 Outlook

This release includes forward-looking projections for certain non-GAAP financial measures, including systemwide sales, adjusted EBITDA, adjusted earnings per share and free cash flow. The Company excludes certain expenses and benefits from adjusted EBITDA, adjusted earnings per share and free cash flow, such as the impact from our advertising funds, including the net change in the restricted operating assets and liabilities and any excess or deficit of advertising fund revenues over advertising fund expenses, impairment of long-lived assets, reorganization and realignment costs, system optimization gains, net, and the timing and resolution of certain tax matters. Due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable without unreasonable effort to provide projections of net income, earnings per share or net cash provided by operating activities, or a reconciliation of those projected measures.

During 2022, the Company Expects:

•	Global systemwide sales growth: 6 to 8 percent

•	Adjusted EBITDA: $490 to $505 million

•	Adjusted earnings per share: $0.87 to $0.91

•	Cash flows from operations: $320 to $340 million

•	Capital expenditures: $90 to $100 million

•	Free cash flow: $230 to $240 million

Company to Release First Quarter 2022 Results on May 11, 2022 and Host Virtual Investor Day on June 9, 2022

The Company plans to release its first quarter 2022 results on Wednesday, May 11, 2022. The Company will host a conference call that same morning at 8:30 a.m. ET, with a simultaneous webcast from the Company’s Investor Relations website at www.irwendys.com.

The Company will host a virtual investor day on Thursday, June 9, 2022 where it plans to provide an update on its long-term strategic vision and re-introduce its long-term outlook. The event will be available to all interested parties via webcast from the Company’s Investor Relations website at www.irwendys.com.

Conference Call and Webcast Scheduled for 8:30 a.m. Today, March 1

The Company will host a conference call on Tuesday, March 1 at 8:30 a.m. ET, with a simultaneous webcast from the Company’s Investor Relations website at www.irwendys.com. The related presentation materials will also be available on the Company’s Investor Relations website. The live conference call will be available by telephone at (866) 211-4759 for domestic callers and (647) 689-6752 for international callers. An archived webcast and presentation materials will be available on the Company’s Investor Relations website.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “may,” “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimate,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements that address future operating, financial or business performance, strategies or initiatives, future efficiencies or savings, anticipated costs or charges, future capitalization, anticipated impacts of recent or pending investments or transactions and statements expressing general views about future results or brand health are forward-looking statements within the meaning of the Reform Act. Forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. For all such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by the Company’s forward-looking statements.

Many important factors could affect the Company’s future results and cause those results to differ materially from those expressed in or implied by the Company’s forward-looking statements. Such factors include, but are not limited to, the following: (1) disruption to the Company’s business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on the Company’s results of operations, financial condition and prospects; (2) the impact of competition or poor customer experiences at Wendy’s restaurants; (3) adverse economic conditions or disruptions, including in regions with a high concentration of Wendy’s restaurants; (4) changes in discretionary consumer spending and consumer tastes and preferences; (5) impacts to the Company’s corporate reputation or the value and perception of the Company’s brand; (6) the effectiveness of the Company’s marketing and advertising programs and new product development; (7) the Company’s ability to manage the accelerated impact of social media; (8) the Company’s ability to protect its intellectual property; (9) food safety events or health concerns involving the Company’s products; (10) the Company’s ability to achieve its growth strategy through new restaurant development and its Image Activation program; (11) the Company’s ability to effectively manage the acquisition and disposition of restaurants or successfully implement other strategic initiatives; (12) risks associated with leasing and owning significant amounts of real estate, including environmental matters; (13) the Company’s ability to achieve and maintain market share in the breakfast daypart; (14) risks associated with the Company’s international operations, including the ability to execute its international growth strategy; (15) changes in commodity and other operating costs; (16) shortages or interruptions in the supply or distribution of the Company’s products and other risks associated with the Company’s independent supply chain purchasing co-op; (17) the impact of increased labor costs or labor shortages; (18) the continued succession and retention of key personnel and the effectiveness of the Company’s leadership structure; (19) risks associated with the Company’s digital commerce strategy, platforms and technologies, including its ability to adapt to changes in industry trends and consumer preferences; (20) the Company’s dependence on computer systems and information technology, including risks associated with the failure, misuse, interruption or breach of its systems or technology or other cyber incidents or deficiencies; (21) risks associated with the Company’s securitized financing facility and other debt agreements, including compliance with operational and financial covenants, restrictions on its ability to raise additional capital, the impact of its overall debt levels and the Company’s ability to generate sufficient cash flow to meet its debt service obligations and operate its business; (22) risks associated with the Company’s capital allocation policy, including the amount and timing of equity and debt repurchases and dividend payments; (23) risks associated with complaints and litigation, compliance with legal and regulatory requirements and an increased focus on environmental, social and governance issues; (24) risks associated with the availability and cost of insurance, changes in accounting standards, the recognition of impairment or other charges, the impact of reorganization and realignment initiatives, changes in tax rates or tax laws and fluctuations in foreign currency exchange rates; (25) conditions beyond the Company’s control, such as adverse weather conditions, natural disasters, hostilities, social unrest, health epidemics or pandemics or other catastrophic events; (26) the Company’s evaluation of a potential debt raise transaction, including the size and timing of, and expected use of proceeds from, any such transaction; and (27) other risks and uncertainties cited in the Company’s releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

In addition to the factors described above, there are risks associated with the Company’s predominantly franchised business model that could impact its results, performance and achievements. Such risks include the Company’s ability to identify, attract and retain experienced and qualified franchisees, the Company’s ability to effectively manage the transfer of restaurants between and among franchisees, the business and financial health of franchisees, the ability of franchisees to meet their royalty, advertising, development, reimaging and other commitments, participation by franchisees in brand strategies and the fact that franchisees are independent third parties that own, operate and are responsible for overseeing the operations of their restaurants. The Company’s predominantly franchised business model may also impact the ability of the Wendy’s system to effectively respond and adapt to market changes. Many of these risks have been or in the future may be heightened due to the business disruption and impact from the COVID-19 pandemic.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.

The Company assumes no obligation to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties.

There can be no assurance that any additional regular quarterly cash dividends will be declared or paid after the date hereof, or of the amount or timing of such dividends, if any. Future dividend payments, if any, are subject to applicable law, will be made at the discretion of the Board of Directors and will be based on factors such as the Company’s earnings, financial condition and cash requirements and other factors.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. Any debt securities, if offered, will not be registered under the Securities Act of 1933 as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales.

The Company uses adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. Adjusted EBITDA and systemwide sales are also used by the Company in establishing performance goals for purposes of executive compensation. The Company believes its presentation of adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance. The Company believes these non-GAAP financial measures are important supplemental measures of operating performance because they eliminate items that vary from period to period without correlation to our core operating performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. The Company believes investors, analysts and other interested parties use adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

This release also includes disclosure regarding the Company’s free cash flow. Free cash flow is a non-GAAP financial measure that is used by the Company as an internal measure of liquidity. Free cash flow is also used by the Company in establishing performance goals for purposes of executive compensation. The Company defines free cash flow as cash flows from operations minus (i) capital expenditures and (ii) the net change in the restricted operating assets and liabilities of the advertising funds and any excess/deficit of advertising funds revenue over advertising funds expense included in net income, as reported under GAAP. The impact of our advertising funds is excluded because the funds are used solely for advertising and are not available for the Company’s working capital needs. The Company may also make additional adjustments for certain non-recurring or unusual items to the extent identified in the reconciliation tables that accompany this release, such as the cash paid for taxes related to the disposition of the New York market. The cash paid for taxes related to the disposition of the New York market is excluded from free cash flow because the cash we received on the sales of those restaurants is being recorded in cash flows from investing activities. The Company believes free cash flow is an important liquidity measure for investors and other interested persons because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, financing possible acquisitions or investments or other uses of cash.

Adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales are not recognized terms under GAAP, and the Company’s presentation of these non-GAAP financial measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not calculate adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures. See the reconciliation tables that accompany this release for additional information regarding certain of the non-GAAP financial measures included herein.

Key Business Measures

The Company tracks its results of operations and manages its business using certain key business measures, including same-restaurant sales, systemwide sales and Company-operated restaurant margin, which are measures commonly used in the quick-service restaurant industry that are important to understanding Company performance.

Same-restaurant sales and systemwide sales each include sales by both Company-operated and franchise restaurants. The Company reports same-restaurant sales for new restaurants after they have been open for 15 continuous months and for reimaged restaurants as soon as they reopen. Restaurants temporarily closed for more than one fiscal week are excluded from same-restaurant sales. For fiscal 2020, same-restaurant sales excluded the impact of a 53rd operating week. For fiscal 2020, same-restaurant sales compared the 52 weeks from December 30, 2019 through December 27, 2020 to the 52 weeks from December 31, 2018 through December 29, 2019. For fiscal 2021, same-restaurant sales compared the 52 weeks from January 4, 2021 through January 2, 2022 to the 52 weeks from January 6, 2020 through January 3, 2021.

Franchise restaurant sales are reported by our franchisees and represent their revenues from sales at franchised Wendy’s restaurants. Sales by franchise restaurants are not recorded as Company revenues and are not included in the Company’s consolidated financial statements. However, the Company’s royalty revenues are computed as percentages of sales made by Wendy’s franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and profitability.

Same-restaurant sales and systemwide sales exclude sales from Venezuela and Argentina due to the highly inflationary economies of those countries.

The Company calculates same-restaurant sales and systemwide sales growth on a constant currency basis. Constant currency results exclude the impact of foreign currency translation and are derived by translating current year results at prior year average exchange rates. The Company believes excluding the impact of foreign currency translation provides better year over year comparability.

Company-operated restaurant margin is defined as sales from Company-operated restaurants less cost of sales divided by sales from Company-operated restaurants. Cost of sales includes food and paper, restaurant labor and occupancy, advertising and other operating costs.

About Wendy’s

Wendy’s® was founded in 1969 by Dave Thomas in Columbus, Ohio. Dave built his business on the premise, “Quality is our Recipe®,” which remains the guidepost of the Wendy’s system. Wendy’s is best known for its made-to-order square hamburgers, using fresh, never frozen beef*, freshly-prepared salads, and other signature items like chili, baked potatoes and the Frosty® dessert. The Wendy’s Company (Nasdaq: WEN) is committed to doing the right thing and making a positive difference in the lives of others. This is most visible through the Company’s support of the Dave Thomas Foundation for Adoption® and its signature Wendy’s Wonderful Kids® program, which seeks to find a loving, forever home for every child waiting to be adopted from the North American foster care system. Today, Wendy’s and its franchisees employ hundreds of thousands of people across approximately 7,000 restaurants worldwide with a vision of becoming the world’s most thriving and beloved restaurant brand. For details on franchising, connect with us at www.wendys.com/franchising. Visit www.wendys.com and www.squaredealblog.com for more information and connect with us on Twitter and Instagram using @wendys, and on Facebook at www.facebook.com/wendys.

*	Fresh beef available in the contiguous U.S., Alaska, and Canada.

Investor Contact:

Greg Lemenchick

Senior Director - Investor Relations & Corporate FP&A

(614) 766-3977; greg.lemenchick@wendys.com

Media Contact:

Heidi Schauer

Vice President - Communications, Public Affairs & Customer Care

(614) 764-3368; heidi.schauer@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Twelve Month Periods Ended January 2, 2022 and January 3, 2021

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2021	2020	2021	2020
Revenues:
Sales	$180,414	$199,803	$734,074	$722,764
Franchise royalty revenue	116,288	114,617	460,709	416,508
Franchise fees	22,214	8,487	76,039	28,241
Franchise rental income	54,465	59,214	236,655	232,648
Advertising funds revenue	99,822	92,196	389,521	333,664

	473,203	474,317	1,896,998	1,733,825

Costs and expenses:
Cost of sales	154,240	164,737	611,680	614,907
Franchise support and other costs	15,820	7,037	42,900	26,464
Franchise rental expense	31,353	32,589	132,411	125,613
Advertising funds expense	101,109	92,007	411,751	345,360
General and administrative	64,394	59,323	242,970	206,876
Depreciation and amortization	32,297	34,049	125,540	132,775
System optimization gains, net	(826)	(815)	(33,545)	(3,148)
Reorganization and realignment costs	1,167	5,834	8,548	16,030
Impairment of long-lived assets	420	3,310	2,251	8,037
Other operating income, net	(3,668)	(2,321)	(14,468)	(8,397)

	396,306	395,750	1,530,038	1,464,517

Operating profit	76,897	78,567	366,960	269,308
Interest expense, net	(26,195)	(31,041)	(109,185)	(117,737)
Loss on early extinguishment of debt	—	—	(17,917)	—
Investment income (loss), net	33	4	39	(225)
Other income, net	226	107	681	1,449

Income before income taxes	50,961	47,637	240,578	152,795
Provision for income taxes	1,170	(8,903)	(40,186)	(34,963)

Net income	$52,131	$38,734	$200,392	$117,832

Net income per share:
Basic	$.24	$.17	$.91	$.53
Diluted	.24	.17	.89	.52

Number of shares used to calculate basic income per share	217,917	224,139	221,375	223,684

Number of shares used to calculate diluted income per share	220,435	228,521	224,405	228,014

The Wendy’s Company and Subsidiaries

Consolidated Balance Sheets

As of January 2, 2022 and January 3, 2021

(In Thousands Except Par Value)

(Unaudited)

	January 2, 2022	January 3, 2021
ASSETS
Current assets:
Cash and cash equivalents	$249,438	$306,989
Restricted cash	27,535	33,973
Accounts and notes receivable, net	119,540	109,891
Inventories	5,934	4,732
Prepaid expenses and other current assets	30,584	89,732
Advertising funds restricted assets	159,818	142,306

Total current assets	592,849	687,623
Properties	906,867	915,889
Finance lease assets	244,279	206,153
Operating lease assets	812,620	821,480
Goodwill	775,278	751,049
Other intangible assets	1,280,791	1,224,960
Investments	49,870	44,574
Net investment in sales-type and direct financing leases	299,707	268,221
Other assets	139,130	120,057

Total assets	$5,101,391	$5,040,006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$24,250	$28,962
Current portion of finance lease liabilities	15,513	12,105
Current portion of operating lease liabilities	47,315	45,346
Accounts payable	41,163	31,063
Accrued expenses and other current liabilities	140,783	155,321
Advertising funds restricted liabilities	157,901	140,511

Total current liabilities	426,925	413,308
Long-term debt	2,356,416	2,218,163
Long-term finance lease liabilities	559,587	506,076
Long-term operating lease liabilities	853,328	865,325
Deferred income taxes	267,710	280,755
Deferred franchise fees	88,102	89,094
Other liabilities	112,918	117,689

Total liabilities	4,664,986	4,490,410

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.10 par value; 1,500,000 shares authorized; 470,424 shares issued; 215,849 and 224,268 shares outstanding, respectively	47,042	47,042
Additional paid-in capital	2,898,633	2,899,276
Retained earnings	344,198	238,674
Common stock held in treasury, at cost; 254,575 and 246,156 shares, respectively	(2,805,268)	(2,585,755)
Accumulated other comprehensive loss	(48,200)	(49,641)

Total stockholders’ equity	436,405	549,596

Total liabilities and stockholders’ equity	$5,101,391	$5,040,006

The Wendy’s Company and Subsidiaries

Consolidated Statements of Cash Flows

Twelve Month Periods Ended January 2, 2022 and January 3. 2021

(In Thousands)

(Unaudited)

	Twelve Months Ended
	2021	2020
Cash flows from operating activities:
Net income	$200,392	$117,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	125,540	132,775
Share-based compensation	22,019	18,930
Impairment of long-lived assets	2,251	8,037
Deferred income tax	(13,781)	10,266
Non-cash rental expense, net	40,596	28,937
Change in operating lease liabilities	(45,606)	(40,905)
Net receipt of deferred vendor incentives	715	2,495
System optimization gains, net	(33,545)	(3,148)
Gain on sale of investments, net	(63)	—
Distributions received from TimWen joint venture	16,337	8,376
Equity in earnings in joint ventures, net	(11,203)	(6,096)
Long-term debt-related activities, net	24,758	6,723
Other, net	(13,242)	(6,438)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(5,613)	(16,243)
Inventories	(872)	(841)
Prepaid expenses and other current assets	(3,396)	(8,780)
Advertising funds restricted assets and liabilities	11,519	49,052
Accounts payable	7,586	1,620
Accrued expenses and other current liabilities	21,380	(18,231)

Net cash provided by operating activities	345,772	284,361

Cash flows from investing activities:
Capital expenditures	(77,984)	(68,969)
Acquisitions	(123,069)	(4,879)
Dispositions	55,118	6,091
Proceeds from sale of investments	63	169
Notes receivable, net	1,203	(662)
Payments for investments	(10,000)	—

Net cash used in investing activities	(154,669)	(68,250)

Cash flows from financing activities:
Proceeds from long-term debt	1,100,000	153,315
Repayments of long-term debt	(970,344)	(191,462)
Repayments of finance lease liabilities	(13,640)	(8,383)
Deferred financing costs	(20,873)	(2,122)
Repurchases of common stock, including accelerated share repurchase	(268,531)	(62,173)
Dividends	(94,846)	(64,866)
Proceeds from stock option exercises	30,003	23,361
Payments related to tax withholding for share-based compensation	(4,511)	(5,577)

Net cash used in financing activities	(242,742)	(157,907)

Net cash (used in) provided by operations before effect of exchange rate changes on cash	(51,639)	58,204
Effect of exchange rate changes on cash	364	1,330

Net (decrease) increase in cash, cash equivalents and restricted cash	(51,275)	59,534
Cash, cash equivalents and restricted cash at beginning of period	418,241	358,707

Cash, cash equivalents and restricted cash at end of period	$366,966	$418,241

The Wendy’s Company and Subsidiaries

Reconciliations of Net Income to Adjusted EBITDA and Revenues to Adjusted Revenues

Three and Twelve Month Periods Ended January 2, 2022 and January 3, 2021

(In Thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2021	2020	2021	2020
Net income	$52,131	$38,734	$200,392	$117,832
Provision for income taxes	(1,170)	8,903	40,186	34,963

Income before income taxes	50,961	47,637	240,578	152,795
Other income, net	(226)	(107)	(681)	(1,449)
Investment (income) loss, net	(33)	(4)	(39)	225
Loss on early extinguishment of debt	—	—	17,917	—
Interest expense, net	26,195	31,041	109,185	117,737

Operating profit	76,897	78,567	366,960	269,308
Plus (less):
Advertising funds revenue	(99,822)	(92,196)	(389,521)	(333,664)
Advertising funds expense (a)	92,612	85,745	386,751	330,760
Depreciation and amortization	32,297	34,049	125,540	132,775
System optimization gains, net	(826)	(815)	(33,545)	(3,148)
Reorganization and realignment costs	1,167	5,834	8,548	16,030
Impairment of long-lived assets	420	3,310	2,251	8,037

Adjusted EBITDA	$102,745	$114,494	$466,984	$420,098

Revenues	$473,203	$474,317	$1,896,998	$1,733,825
Less:
Advertising funds revenue	(99,822)	(92,196)	(389,521)	(333,664)

Adjusted revenues	$373,381	$382,121	$1,507,477	$1,400,161

(a)

Excludes advertising funds expense of $8,497 and $25,000 for the three and twelve months ended January 2, 2022, respectively, and $6,262 and $14,600 for the three and twelve months ended January 3, 2021, respectively, related to the Company’s funding of incremental advertising.

The Wendy’s Company and Subsidiaries

Reconciliation of Net Income and Diluted Earnings Per Share to

Adjusted Income and Adjusted Earnings Per Share

Three and Twelve Month Periods Ended January 2, 2022 and January 3, 2021

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2021	2020	2021	2020
Net income	$52,131	$38,734	$200,392	$117,832

Plus (less):
Advertising funds revenue	(99,822)	(92,196)	(389,521)	(333,664)
Advertising funds expense (a)	92,612	85,745	386,751	330,760
System optimization gains, net	(826)	(815)	(33,545)	(3,148)
Reorganization and realignment costs	1,167	5,834	8,548	16,030
Impairment of long-lived assets	420	3,310	2,251	8,037
Loss on early extinguishment of debt	—	—	17,917	—

Total adjustments	(6,449)	1,878	(7,599)	18,015
Income tax impact on adjustments (b)	409	(2,161)	2,220	(6,727)
Valuation allowance release	(11,766)	—	(11,766)	—

Total adjustments, net of income taxes	(17,806)	(283)	(17,145)	11,288

Adjusted income	$34,325	$38,451	$183,247	$129,120

Diluted earnings per share	$.24	$.17	$.89	$.52
Total adjustments per share, net of income taxes	(.08)	.00	(.07)	.05

Adjusted earnings per share	$.16	$.17	$.82	$.57

(a)

Excludes advertising funds expense of $8,497 and $25,000 for the three and twelve months ended January 2, 2022, respectively, and $6,262 and $14,600 for the three and twelve months ended January 3, 2021, respectively, related to the Company’s funding of incremental advertising.

(b)

The (benefit from) provision for income taxes on “System optimization gains, net” was $(394) and $213 for the three months ended January 2, 2022 and January 3, 2021, respectively, and $8,408 and $(515) for the twelve months ended January 2, 2022 and January 3, 2021, respectively. In addition, the three and twelve months ended January 2, 2022 include provision for income taxes of $1,203 related to the advertising funds. The benefit from income taxes on all other adjustments was calculated using an effective tax rate of 25.20% and 25.96% for the three months ended January 2, 2022 and January 3, 2021, respectively, and 25.74% and 25.81% for the twelve months ended January 2, 2022 and January 3, 2021, respectively.

The Wendy’s Company and Subsidiaries

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Twelve Month Periods Ended January 2, 2022 and January 3, 2021

(In Thousands)

(Unaudited)

	Twelve Months Ended
	2021	2020
Net cash provided by operating activities	$345,772	$284,361
Plus (less):
Capital expenditures	(77,984)	(68,969)
Cash paid for taxes related to New York disposition	9,512	—
Advertising funds impact (a)	(14,290)	(51,956)

Free cash flow	$263,010	$163,436

(a)

Advertising funds impact for 2021 and 2020 includes the net change in the restricted operating assets and liabilities of the funds of $11,519 and $49,052, respectively, and the advertising funds surplus included in Net Income of $2,770 and $2,904, respectively. Advertising funds impact for 2021 and 2020 excludes the Company’s incremental funding of advertising $25,000 and $14,600, respectively.